USPB Annual
Meeting Highlights

Moving USPB’s annual meeting to Dodge City was a resounding success. Doing so resulted in the largest number of meeting registrants in several years with 184 participants registering to attend. Participants had the opportunity to hear National Beef and USPB staff provide an update on fiscal year 2015 operational and financial results. Following dinner, attendees enjoyed a guest speaker, Dr. Barry Flinchbaugh, Professor of Agricultural Economics from Kansas State University.

“USPB’s system for marketing cattle on a value-based grid continued to work well during delivery year (DY) 2015,” CEO Stan Linville, told unitholders and associates attending the company’s annual meeting on March 24. “Our producers delivered 733,951 head of cattle, which was the fourth highest number of cattle delivered in a delivery year, nearly 100% of their obligations.”

“Cattle were delivered by USPB producers from 206 feedlots in 11 states in DY 2015,” he continued. “Approximately 84% of USPB cattle came from feedlots in Kansas, which is not surprising given the location of National Beef’s plants.”

“Looking at USPB’s fiscal year 2015 grid results, our producers delivered the highest ever average Choice/Prime grading cattle at 82.8%, the third highest Certified Angus Beef® percentage at 26.0% and the second highest Black Canyon®

Angus Beef percentage at 18.5%,” Linville reported.

“Our producers averaged $49.42 per head in grid premiums for a total grid premium payout of $40.1 million during the year,” Linville added. “In total, we now have paid $398.3 million in grid premiums on more than 12.4 million head of cattle since we began operations.”

“Ownership of USPB’s Class A units gives unitholders the right, as well as the obligation, to deliver one head for each Class A unit owned,” Linville explained.

“USPB unitholders can also lease their excess delivery rights privately or through our facilitated leasing program.

…continued on page 2

Class A and Class B Units
When USPB converted from a cooperative to an LLC, each shareholder of the cooperative received one Class A unit and one Class B unit for each share of the cooperative held by the shareholder. Each Class of unit has different characteristics, which are described below:

Class A Units

✓One delivery right for each Class A unit owned;

✓Right and obligation to deliver one head of finished cattle for each Class A unit owned, each delivery year;

✓Board of Directors may impose a non-delivery penalty for failure to meet delivery obligation;

✓Receive 10% of the company’s allocations (tax results, and distributions, if any); and

✓The value of Class A units may appreciate or depreciate and the market can be illiquid.

Class B Units

✓No delivery right or obligation to deliver; purely an investment;

✓Receive 90% of the company’s allocations (tax results, and distributions, if any); and

...continued on page 2

Fiscal Year 2015
Financial Results

USPB has closed its books for fiscal year 2015 and has filed the results with the Securities and Exchange Commission. For the year, which ended December 26, 2015, USPB recorded a loss of $21.3 million, compared to a loss of $9.0 million in fiscal year 2014. The increased loss was the result of higher losses at National Beef, which lost $125.7 million in 2015, up from $40.7 million a year earlier.

...continued on page 2

Bohn and Carpenter
Elected to USPB Board

USPB unitholders elected Jerry Bohn, Pratt, Kansas, and Wayne Carpenter, Brewster, Kansas, to the Board of Directors at the company’s annual meeting on March 24. Both directors will serve three-year terms.

The Board appointed Mark Gardiner as Chairman, Joe Morgan as Vice Chairman, and Jerry Bohn as Secretary.s

USPB Attends NCBA Convention

Brian Bertelsen, VP Field Operations, and Tracy Thomas, VP Marketing, attended the recent National Cattlemen’s Beef Association Convention and Trade Show in San Di-ego, CA. Many USPB unitholders were in attendance. Bertelsen and Thomas, plus representatives from National Beef grilled beef tenderloin tips from the Kansas City Steak Company for convention attendees during the opening night of the trade show. “This convention is an excellent means for USPB to meet with those that are familiar with, and participate in, USPB, and also interact with those outside of the company who have an interest in getting involved,” said Thomas. “We also interact with many who are indirectly involved in the industry – mostly in academia, and financial and media companies. We also update those that are involved in politics”. Bertelsen added, “We also participate in and are frequently referenced during Cattlemen’s College presentations. This provides for much follow-up discussion following the presentations”.s

Naturewell Program
to be Discontinued

National Beef introduced Naturewell and NatureSource products in 2004. Consumer preferences have since changed and it has become evident that the preferences is for a never-ever product. Consequently, National Beef has decided to discontinue the Naturewell program by the June 1, 2016 time-frame and focus on growing its NatureSource program.s

Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

USPB Annual Meeting…	continued from page 1	Fiscal Year 2015...	continued from page 1

This flexibility in how our unitholders can fulfill their delivery obligation enables them to make decisions on the number of cattle they feed, based on market conditions and, at the same time, enable other producers to deliver cattle on our grids.”

“Once again, USPB cattle set new records for quality grade in our company history,” Brian Bertelsen, VP Field Operations, said. “This was the first year to surpass 80% Choice or better. Even more impressive to note is average Yield Grades declined slightly from the previous year. The market premiums for quality were smaller, but the grid premium for Quality grade was still the fourth highest on record,” Bertelsen noted.

“Similar to industry trends, our cattle live weights and carcass weights were record large,” Bertelsen explained. “As a result, the percentage of heavyweight carcasses and the out-weight discount was also record large,” he noted.

“As a result of challenges faced by National Beef, USPB realized a net loss of $21.3 million for financial reporting purposes in fiscal year 2015,” CFO Scott Miller explained.

“Those challenges primarily related to the combined effects of lower industry slaughter volumes, tighter margins, and market volatility. USPB also incurred a $17.8 million tax loss in 2015, as a result of the tax loss realized by National Beef, which is important as taxable income drives the distributions made to USPB’s unitholders,” he continued. Miller pointed out that “although losses were incurred this past year, USPB’s balance sheet is strong and put USPB in a solid position to weather the challenges faced by National Beef over the course of fiscal year 2015”.

Unitholders and associates who attended the annual meeting had the opportunity to hear National Beef’s CEO, Tim Klein, and other members of his management team discuss National Beef’s operational and financial results for fiscal year 2015, provide an inside view of some of the challenges that were encountered during the year and briefly discuss what National Beef is doing in response to those challenges. National Beef is glad that 2015 is in the rear view mirror and is looking forward to fiscal year 2016, which will undoubtedly bring its own set of opportunities and challenges.s

Although USPB incurred a higher loss during the year, the company continues to closely manage its expenses, which were down year-over-year. Despite the losses incurred over the last several years, USPB’s balance sheet remains strong and has us well positioned for future challenges or opportunities.

Fiscal year 2015 was not a profitable year for National Beef, or many other beef processors. The combined effects of both lower volumes and tighter margins due to the relative price of cattle compared to the selling price of beef and beef by-products impacted margins leading to reduced profitability in 2015. Couple that with competition from other proteins, and a strong U.S. dollar that hampered export sales, and beef processors found themselves in a challenging position for much of the year.

The anticipated increase in cattle numbers in 2016 should enable processors to increase plant utilization, which would improve their cost structure and their gross margins.s

		Class A and B Units...	continued from page 1

✓The value of Class A units may appreciate or depreciate and the market can be illiquid.

USPB Class A and Class B units can be traded by privately negotiated transactions or through www.AgStockTrade.com, an internet based qualified matching service. As USPB is not a broker, the discussions we can have with prospective buyers and sellers are limited. However, we can discuss the transfer process and generally speak to the AgStockTrade.com process.s

Did You Know...

✓If you have delivery rights you do not plan to use in delivery year 2016 and would like USPB to help you get them leased to other producers, please call our office at 866-877-2525.

✓If you are an agriculture producer and are required to file your tax returns by March 1, please call our office and ask that your name be added to the K-1 emailing list.

✓If your contact information changes, please be sure to notify

USPB so your membership file can be updated.s